UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 24, 2014

JPMorgan Chase & Co.

(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

270 Park Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 270-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

JPMorgan Chase & Co. (“JPMorgan Chase” or the “Company”) announced today that the independent members of the Board of Directors (the “Board”) have approved 2013 incentive compensation for Jamie Dimon, Chairman and Chief Executive Officer, in the amount of $18.5 million – all in the form of Restricted Stock Units (“RSUs”). The RSUs vest over three years – 50% after two years and 50% after three years, thus tying Mr. Dimon’s 2013 compensation to the Company’s future performance, including continued progress on the Company’s regulatory agenda.

In determining Mr. Dimon’s compensation, the independent members of the Board took into account several key factors, among them: the Company’s sustained long-term performance; gains in market share and customer satisfaction; and the regulatory issues the Company has faced and the steps the Company has taken to resolve those issues, including those arising from events at Washington Mutual and Bear Stearns that predated the Company’s ownership. Under Mr. Dimon’s stewardship, the Company has fortified its control infrastructure and processes and strengthened each of its key businesses while continuing to focus on strengthening the Company’s leadership capabilities across all levels.

With a base salary of $1.5 million (flat with the prior year), Mr. Dimon’s total annual compensation for 2013 was $20 million, compared to $11.5 million for 2012, $23 million for 2011 and 2010 and $15.2 million for 2009. For 2008, Mr. Dimon received no incentive compensation.

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More detailed information regarding Mr. Dimon’s compensation will be available in the Company’s upcoming proxy statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase & Co.
(Registrant)

By:	/s/ Anthony J. Horan
Anthony J. Horan
Corporate Secretary

Dated: January 24, 2014

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